Exhibit 10.22

Certain identified information has been excluded from the exhibit pursuant to Item 601(a)(6) of Regulation S-K. Redacted information is indicated by: ***.

PRIVILEGED & CONFIDENTIAL

Deanie Elsner

***

RE:          Amendment to Offer Letter

Dear Deanie:

This letter agreement (this “Letter Agreement”) confirms our agreement regarding your employment with Charlotte’s Web Holdings, Inc. (the “Company”) effective as of October 2, 2020, and amends your offer letter agreement with the Company dated on or about April 26, 2019 (the “Offer Letter”).

In consideration of the parties’ agreement to amend their obligations in the Offer Letter, and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree to keep, perform, and fulfill the promises, conditions and agreements below.

1.            No Other Changes. Except as otherwise expressly provided in this Letter Agreement, the terms and conditions set forth in the Offer Letter remain unchanged and in full force and effect.

2.            Confidentiality, Nondisclosure, Non-Compete and Conflict of Interest Agreement. Contemporaneously with your acceptance of this Letter Agreement, you agree to execute the Employee Confidentiality, Non-Disclosure, Non-Compete and Conflict of Interest Agreement enclosed herewith as Exhibit A (the “Restrictive Covenant Agreement”), which the parties agree will expressly supersede the Employee Confidentiality, Non-Disclosure, Non-Compete and Conflict of Interest agreement you signed on April 29, 2019.

3.            Termination of Employment. Your employment with the Company will terminate upon any of the following:

(a)            Your receipt of the Company’s written notice of termination of your employment, effective as of the date stated in such notice;

(b)            Company’s receipt of your written resignation from the Company, effective not earlier than thirty (30) days after delivery of such written notice of resignation, provided that the Company may waive such notice or relieve you of your duties during such notice period;

(c)            Your death; or

(d)            Your disability, meaning (i) any severe medically determinable physical impairment that renders you unable to function, from which a physician with relevant and appropriate expertise has given the medical opinion that you will not recover within six months; or (ii) your inability because of mental or physical illness or incapacity, whether total or partial, to perform your duties for a continuous period of 120 days, or for shorter periods aggregating 120 days out of any 180-day period.

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The date upon which the termination of your employment becomes effective shall be the “Termination Date.” The Termination Date shall be the date upon which a “separation from service” from the Company has occurred for purposes of Section 409A of the Internal Revenue Code of 1986 (the “Code”).

4.            Termination Without Cause or Resignation for Good Reason. In the event your employment is terminated by the Company without Cause or you resign from your employment with the Company for Good Reason, you will be entitled to receive the Severance Payment. The Company’s obligation to make the Severance Payment is expressly conditioned upon (a) your execution after the Termination Date and non-revocation of a separation agreement and general release in substantially similar form to the Separation and General Release of Claims Agreement attached hereto as Exhibit B, and in any event, in a form acceptable to the Company (the “Release Agreement”), and (b) your continued compliance with the Restrictive Covenant Agreement.

(a)             “Cause” means the occurrence of any of the following during your employment with the Company:

(i)             your conviction, or guilty or no contest plea, to any felony;

(ii)            any act of fraud by you related to, or connected with, your employment by the Company;

(iii)           your material breach of your fiduciary duty to the Company;

(iv)           gross negligence or gross misconduct in the performance of duties reasonably assigned to you which causes material harm to the Company;

(v)            any willful and material violation by you of the Company’s codes of conduct or other rules or policies of the Company;

(vi)          any entry of any court order or other ruling that prevents you from performing your material duties and responsibilities to the Company; or

(vii)         any willful and material breach of this Letter Agreement, your Offer Letter, or any other agreement with the Company executed by you.

The definition of Cause provided herein expressly supersedes any definition for such term set forth in the Offer Letter.

(b)            “Good Reason” means the occurrence of any of the following conditions arising during your employment with the Company without your consent:

(i)             material diminution in your responsibilities, authority, position, or duties;

(ii)            reduction in your base salary;

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(iii)           reduction in your incentive or equity compensation opportunity such that is materially less favorable than those provided generally to other senior executive officers;

(iv)          Company’s material failure to honor its incentive compensation plans, as then in effect;

(v)            assignment of duties or responsibilities materially inconsistent with those described in Job Description;

(vi)          any change in your reporting responsibility being solely to the Board of Directors;

(vii)         relocation of your office or the Company 50 miles or more from Boulder, Colorado; and

(viii)        any other action or inaction that constitutes a material breach by Company of this Letter Agreement or your Offer Letter.

(c)            “Severance Payment” means a payment in the gross amount equal to the sum of your base salary and target bonus for the year in which the Termination Date occurs, which shall be paid in twelve equal monthly installments, with the first installment to be paid within thirty (30) days following the Effective Date of the Release Agreement, as defined therein. For purposes of calculating the amount of the Severance Payment, your base salary shall be determined prior to any reduction that would entitle you to terminate your employment for Good Reason. The Severance Payment shall be made in lieu of, and not in addition to, any severance or other separation payments upon termination without Cause set forth in the Offer Letter.

5.            Change in Control Termination. Notwithstanding any other provision set forth in the Offer Letter, if your employment with the Company is terminated without Cause as defined herein within twelve (12) months following a Change in Control, you shall be entitled to receive a lump sum payment equal to two (2) times the sum of your base salary and target bonus for the year in which the Termination Date occurs, which shall be paid within 90 days following the Termination Date. The Company’s obligation to make the payments described in this Section 5 are expressly conditioned on your execution and non-revocation of the Release Agreement, as well as your continued compliance with the Restrictive Covenant Agreement.

(a)            For purposes of this Letter Agreement, a “Change in Control” means the first of the following to occur: (i) a Change in Ownership of the Company, (ii) a Change in Effective Control of the Company, or (iii) a Change in the Ownership of Assets of the Company, as described herein and construed in accordance with Code section 409A:

(i)            A “Change in Ownership of the Company” shall occur on the date that any one Person acquires, or Persons Acting as a Group acquire, ownership of the capital stock of the Company that, together with the stock held by such Person or Group, constitutes more than 50% of the total fair market value or total voting power of the capital stock of the Company. However, if any one Person is, or Persons Acting as a Group are, considered to own more than 50%, on a fully diluted basis, of the total fair market value or total voting power of the capital stock of the Company, the acquisition of additional stock by the same Person or Persons Acting as a Group is not considered to cause a Change in Ownership of the Company or to cause a Change in Effective Control of the Company (as described below). An increase in the percentage of capital stock owned by any one Person, or Persons Acting as a Group, as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock.

PRIVILEGED & CONFIDENTIAL

(ii)           A “Change in Effective Control of the Company” shall occur on the date either (A) a majority of members of the Company’s Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board before the date of the appointment or election, or (B) any one Person, or Persons Acting as a Group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Persons) ownership of stock of the Company possessing 50% or more of the total voting power of the stock of the Company.

(iii)          A “Change in the Ownership of Assets of the Company” shall occur on the date that any one Person acquires, or Persons Acting as a Group acquire (or has or have acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Persons), assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

(b)            The following rules of construction apply in interpreting the definition of Change in Control:

(i)             A “Person” means any individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended, other than employee benefit plans sponsored or maintained by the Company and by entities controlled by the Company or an underwriter, initial purchaser or placement agent temporarily holding the capital stock of the Company pursuant to a registered public offering.

(ii)            Persons will be considered to be Persons Acting as a Group (or Group) if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the corporation. If a Person owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such stockholder is considered to be acting as a Group with other stockholders only with respect to the ownership in that corporation before the transaction giving rise to the change and not with respect to the ownership interest in the other corporation. Persons will not be considered to be acting as a Group solely because they purchase assets of the same corporation at the same time or purchase or own stock of the same corporation at the same time, or as a result of the same public offering.

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(iii)          A Change in Control shall not include a transfer to a related person as described in Code section 409A or a public offering of capital stock of the Company.

(iv)          For purposes of the definition of Change in Control, Section 318(a) of the Code applies to determine stock ownership. Stock underlying a vested option is considered owned by the individual who holds the vested option (and the stock underlying an unvested option is not considered owned by the individual who holds the unvested option). For purposes of the preceding sentence, however, if a vested option is exercisable for stock that is not substantially vested (as defined by Treasury Regulation §1.83-3(b) and (j)), the stock underlying the option is not treated as owned by the individual who holds the option.

6.            Section 280G.

(a)             Notwithstanding any other provision of this Letter Agreement or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company or its affiliates to you or for your benefit pursuant to the terms of this Letter Agreement or otherwise (“Covered Payments”) constitute parachute payments (“Parachute Payments”) within the meaning of Section 280G of the Code and would, but for this Section 6 be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then prior to making the Covered Payments, a calculation shall be made comparing (i) the Net Benefit (as defined below) to you of the Covered Payments after payment of the Excise Tax to (ii) the Net Benefit to you if the Covered Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (i) above is less than the amount under (ii) above will the Covered Payments be reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax (that amount, the “Reduced Amount”). “Net Benefit” shall mean the present value of the Covered Payments net of all federal, state, local, foreign income, employment and excise taxes.

(b)             The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in kind hereunder in a similar order.

(c)             The determination and calculations to be made under this Section 6 shall be made at the Company’s expense by a firm of certified public accountants of national standing selected by the Company (the “Accounting Firm”). You and the Company agree to furnish to the Accounting Firm such information and documents as the Accounting Firm may reasonably require in order to make a determination under this Section. Any such determination by the Accounting Firm shall be binding upon the Company and you.

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7.            Section 409A.

(a)             This Letter Agreement is intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Letter Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Letter Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Letter Agreement shall be treated as a separate payment. Any payments to be made under this Letter Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Letter Agreement comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the you on account of non-compliance with Section 409A.

(b)             Notwithstanding any other provision of this Agreement, if any payment or benefit provided to you in connection with the termination of your employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and you are determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date following the six-month anniversary of the Termination Date or, if earlier, on the date of death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to you in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

(c)             To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Letter Agreement shall be provided in accordance with the following: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (ii) any reimbursement of an eligible expense shall be paid to you on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (iii) any right to reimbursements or in-kind benefits under this Letter Agreement shall not be subject to liquidation or exchange for another benefit.

8.            Governing Law. This Letter Agreement shall be governed by, and construed and enforced in accordance with, the laws of Colorado, without giving effect to the principles of conflicts of laws thereof.

If the foregoing is acceptable to you, please sign this letter in the space provided below.

PRIVILEGED & CONFIDENTIAL

Sincerely yours,

Charlotte’s Web Holdings, Inc.

By:	/s/ Tamarah Saif
Name:	Tamarah Saif
Title:	VP of Human Resources

Accepted and Agreed:

By:	/s/ Deanie Elsner
Name:	Deanie Elsner
Date:	10/2/2020

PRIVILEGED & CONFIDENTIAL

EXHIBIT B

SEPARATION AND GENERAL RELEASE OF CLAIMS AGREEMENT

I, Deanie Elsner, in consideration of and subject to the performance by Charlotte’s Web Holdings, Inc. (the “Company”) of its obligations under the Agreement by and between the Company and myself, dated as of October 2, 2020(the “Letter Agreement”), enter into this Release of Claims Agreement (“Release Agreement”) and do hereby release and forever discharge as of the date hereof, the Company, its owners, shareholders, parent company, subsidiaries, and affiliates, their present and former managers, directors, officers, agents, representatives, and employees, and the respective successors and assigns of the foregoing (collectively, the “Released Parties”), to the extent provided below.

1.       Representations. I represent, warrant and confirm that I have (i) received all salary, wages, commissions, bonuses, incentive compensation, vacation pay and other compensation due to me by virtue of my employment, and (ii) have not knowingly engaged in any unlawful conduct relating to the business of the Company.

2.       Consideration. I understand that the payments and benefits set forth in the Letter Agreement represent, in part, consideration for signing this Release of Claims Agreement and are not salary, wages, or benefits to which I was already entitled. I understand and agree that I will not receive any payments pursuant to the Letter Agreement unless I execute, do not revoke, and comply with this Release Agreement.

3.       Release. I knowingly and voluntarily (for myself, my heirs, executors, administrators, and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, known or unknown, suspected or unsuspected, asserted or unasserted, I, my spouse or domestic partner, or any of my heirs, executors, administrators, or assigns, may have against the Company or any of the Released Parties as of the date of execution of this Release Agreement, including, but not limited to, from all claims in connection with my employment with the Company and the termination of my employment, including any all claims for discrimination, harassment, sexual harassment, retaliation, failure to accommodate, failure to promote, whistle-blowing and hostile work environment, and all other losses, liabilities, claims, charges, demands, and causes of action arising directly or indirectly out of or in any way connected with my employment with the Company. This Release Agreement is intended to have the broadest possible application and includes, but is not limited to, any allegation, claim, or violation arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, (including the Older Workers Benefit Protection Act), the Equal Pay Act of 1963, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Worker Adjustment Retraining and Notification Act, the Employee Retirement Income Security Act of 1974, the National Labor Relations Act (NLRA), the Fair Labor Standards Act, the Uniform Services Employment and Reemployment Rights Act (USERRA), the Genetic Information Nondiscrimination Act (GINA), the Immigration Reform and Control Act (IRCA), the Colorado Anti-Discrimination Act (CADA), the Workplace Accommodations for Nursing Mothers Act, the Pregnant Workers Fairness Act, the Lawful Off-Duty Activities Statute (LODA), the Personnel Files Employee Inspection Right Statute, the Colorado Labor Peace Act, the Colorado Labor Relations Act, the Colorado Equal Pay Act, the Colorado Minimum Wage Order, the Colorado Genetic Information Non-Disclosure Act, the British Columbia Employment Standards Act, the British Columbia Human Rights Code, or the British Columbia Workers Compensation Act, all including any amendments and their respective implementing regulations, and any other federal, state, provincial, local, or foreign law (statutory, regulatory, or otherwise) that may be legally waived and released; and any public policy, any contract or tort, any common law, any policies, practices, or procedures of the Company, any claim for wrongful discharge, breach of contract, infliction of emotional distress or defamation, or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters (all of the foregoing collectively referred to herein as the “Claims”). I expressly waive my right to recovery of any type, including damages or reinstatement, in any administrative or court action, whether state or federal, and whether brought by me or on my behalf, related in any way to the matters released herein. Notwithstanding the foregoing, I am not waiving: (i) claims that cannot be waived by law; (ii) any right to file an unfair labor practice charge under the National Labor Relations Act; (iii) any rights to vested benefits, such as pension or retirement benefits, the rights to which are governed by the terms of the applicable plan documents and award agreements; (iv) any claim relating to directors’ and officers’ liability insurance coverage or any right of indemnification under the Company’s organizational documents or otherwise.

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4.       No Other Claims. I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by Paragraph 3 above. I further represent that I have not filed and am not a party to any claim against any of the Released Parties.

5.       Release of ADEA Claims. I specifically release all claims under the Age Discrimination in Employment Act of 1967; provided, however, that this release does not waive any claims for any challenge to the validity of the form of my release of claims under the Age Discrimination in Employment Act (“ADEA”), as set forth in this Release Agreement, nor does it release any claims arising under the ADEA after the date of my execution of this Release Agreement.

6.       Additional Facts. I acknowledge that I may discover facts or law different from, or in addition to, the facts or law that I know or believe to be true with respect to the claims released in this Release Agreement and agree, nonetheless, that this Release Agreement shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery of them.

7.       Complete Release. I declare and represent that I intend this Release Agreement to be complete and not subject to any claim of mistake, the release herein expresses a full and complete release, and I intend the release herein to be final and complete. I execute this release with the full knowledge that this release covers all possible claims I may have against the Released Parties to the fullest extent permitted by law. I acknowledge and intend that the Release Agreement shall be effective as a bar to each and every one of the Claims.

8.       Essential Term. I acknowledge and agree that this Release Agreement is an essential and material term of the Letter Agreement and that without such waiver the Company would not have agreed to the terms of the Letter Agreement.

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9.       Covenant Not to Sue. I agree that I will not file or pursue any legal claim of any kind arising out of any of the claims that I have waived by virtue of executing this Release Agreement against any of the Released Parties at any time in the future. This Release Agreement does not bar me from pursuing any claims that may not be waived as matter of law, such as claims for workers’ compensation, unemployment benefits, or my right to file a charge with a local, state, or federal administrative agency that cannot be waived. If I pursue any such claims or file an administrative charge that may not be waived (or such a charge is filed on my behalf), I expressly waive my individual right to recovery of any type, including monetary damages or reinstatement, for any such claim or charge.

10.       No Admission of Liability. I agree that neither this Release Agreement, nor the furnishing of the consideration for this Release Agreement, shall be deemed or construed at any time to be an admission by the Company, any Released Party, or myself of any improper or unlawful conduct.

11.       Forfeiture of Payments. I agree that I will forfeit all amounts that are payable by the Company under the Letter Agreement if I challenge the validity of this Release Agreement. I also agree that if I violate this Release Agreement by suing the Company or the other Released Parties with respect to any of the Claims, I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including all reasonable attorneys’ fees, and return all payments received by me pursuant to the Agreement.

12.       Confidentiality of Agreement. I agree and acknowledge that the provisions, conditions, and negotiations of this Release Agreement are confidential and I agree not to disclose any information regarding the terms, conditions, and negotiations of this Release Agreement, nor transfer any copy of this Release Agreement, or communicate or disclose or otherwise refer or allude to the substance of this Release Agreement to any person or entity, other than my spouse or domestic partner and any tax, legal, or other counsel I have consulted regarding the meaning or effect hereof or as required by applicable law, and I will instruct each of the foregoing not to disclose the same to anyone.

13.       Responding to Regulatory Inquiries. Any non-disclosure provision in this Release Agreement does not prohibit or restrict me (or my attorney) from responding to any inquiry about this Release Agreement or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), or any other self-regulatory organization or governmental entity having authority over the Company.

14.       Return of Company Property. I agree that as of the date hereof, I have returned to the Company any and all property, tangible or intangible, relating to its business, which I possessed or had control over at any time (including, but not limited to, company-provided credit cards, building or office access cards, keys, computer equipment, manuals, files, documents, records, software, customer data, and other data) and that I shall not retain any copies, compilations, extracts, excerpts, summaries, or other notes of any such manuals, files, documents, records, software, customer data, or other data.

15.       Non-Disparagement. I agree not to disparage, or make any disparaging remarks or send any disparaging communications (whether directly or indirectly) concerning the Company, any of its members’ parents, subsidiaries and/or affiliates, their reputation and/or business and any of their respective officers or directors, to any person or entity, with or through any written or oral statement or image (including, but not limited to, any statements made via websites, blogs, postings to the internet, or emails and whether or not they are made anonymously or through the use of a pseudonym). Nothing in this Release Agreement is intended to or shall preclude any party from making any truthful statement to the extent required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with actual or apparent jurisdiction to order such person to disclose or make accessible such information.

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16.       Cooperation. I agree that certain matters in which I have been involved during my employment with the Company may require my cooperation in the future. Accordingly, following my separation from the Company, I agree to reasonably cooperate with the Company or any affiliate thereof in connection with matters arising out of my service to the Company, including in any internal investigation, any administrative, regulatory, or judicial proceeding or any dispute with a third party. I understand and agree that my cooperation may include, but not be limited to, making myself available to the Company or its affiliates upon reasonable notice for interviews and factual investigations; appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process; volunteering to the Company or its affiliates pertinent information; and turning over to the Company or its affiliates all relevant documents which are or may come into my possession all at times and on schedules that are reasonably consistent with my other permitted activities and commitments. I understand that in the event the Company or its affiliates asks for my cooperation in accordance with this provision, the Company will reimburse me solely for reasonable travel expenses (including lodging and meals), upon my submission of receipts.

17.       Remedies. I acknowledge and agree that the Company’s obligations under this Release Agreement and the Letter Agreement are contingent upon my compliance with all terms and conditions provided for herein, in the Letter Agreement, and in the Employee, Confidentiality, Non-Disclosure, Non-Compete and Conflict of Interest Agreement that I signed on October 2, 2020 (“Restrictive Covenant Agreement”). In the event that I breach or threaten to breach this Release Agreement, the Letter Agreement, or the Confidentiality and Non-Compete Agreement, I agree that the Company (i) may cease making any payments due under the Letter Agreement and recover all payments already made under the Letter Agreement-except that the Company will not seek to recover the first $1,000 paid under the Letter Agreement, which I may retain and I agree will constitute full and adequate consideration for my release and waiver of Claims in this Release Agreement-in addition to all other available legal remedies; and (ii) shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security.

18.       Attorneys’ Fees. In the event the Company is required to take legal action against me to enforce its rights under this Release Agreement or the Letter Agreement, the Company shall be entitled to collect from me the attorney’s fees and costs that it incurs in seeking to enforce this Release Agreement or the Letter Agreement, as the case may be, in addition to any other relief to which it may be entitled.

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19.       Severability. Whenever possible, each provision of this Release Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Release Agreement is held to be invalid, illegal, or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other provision or any other jurisdiction, but this Release Agreement shall be reformed, construed, and enforced in such jurisdiction as if such invalid, illegal, or unenforceable provision had never been contained herein, except that if the release of Claims in Paragraph 3 of this Release Agreement is held to be invalid, illegal, or unenforceable and cannot be modified or interpreted so as to render it enforceable, I will be required to enter into a new Release Agreement with a valid and enforceable release of claims.

20.       Successors and Assigns. The Company may freely assign this Release Agreement at any time, and this Release Agreement shall inure to the benefit of the Company and its successors and assigns. I may not assign this Release Agreement in whole or in part, and any purported assignment by me shall be null and void from the initial date of the purported assignment.

21.       Governing Law. All issues and questions concerning the construction, validity, enforcement, and interpretation of this Release Agreement shall be governed by, and construed in accordance with, the laws of Colorado, without giving effect to any choice of law or conflict of law rules or provisions that would cause the application of the laws of any jurisdiction other than Colorado. Each of the parties hereto submits to the exclusive jurisdiction and venue of any state or federal court sitting in Colorado, in any action or proceeding arising out of or relating to this Release Agreement and agrees that all claims in respect of the action or proceedings may be heard and determined in any such court and hereby expressly submits to the personal jurisdiction and venue of such court for the purposes hereof and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum.

22.       BY SIGNING THIS RELEASE AGREEMENT, I REPRESENT AND AGREE AS FOLLOWS:

a.       I HAVE READ THIS RELEASE AGREEMENT CAREFULLY;

b.       I UNDERSTAND ALL OF TERMS OF THIS RELEASE AGREEMENT AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED, THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990, AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

c.       I VOLUNTARILY CONSENT TO EVERYTHING IN THIS RELEASE AGREEMENT;

d.       I HAVE BEEN AND AM HEREBY BEING ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING THIS RELEASE AGREEMENT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

e.       I HAVE HAD AT LEAST TWENTY-ONE DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE AGREEMENT TO CONSIDER IT;

f.       I UNDERSTAND THAT I HAVE SEVEN (7) DAYS AFTER THE EXECUTION OF THIS RELEASE AGREEMENT TO REVOKE IT AND THAT THIS RELEASE AGREEMENT SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

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g.       I HAVE SIGNED THIS RELEASE AGREEMENT KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT HERETO; AND

h.       I AGREE THAT THE PROVISIONS OF THIS RELEASE AGREEMENT MAY NOT BE AMENDED, WAIVED, CHANGED, OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

This Release Agreement shall become effective on the eighth (8th) day following my execution and non-revocation of it (the “Effective Date”).

/s/ Deanie Elsner	10/2/2020
Deanie Elsner	Date